UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 12, 2019

           JACOBS ENGINEERING GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
    1999 Bryan Street, Suite 1200, Dallas, Texas 75201
 (Address of principal executive offices) (Zip Code)

        (214) 583-8500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value	JEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

As previously disclosed in the Current Report on Form 8-K filed on April 22, 2019, with the Securities and Exchange Commission (“SEC”) by Jacobs Engineering Group Inc. (“Jacobs”), Jacobs entered into an Agreement and Plan of Merger, dated as of April 21, 2019 (as amended, restated, or modified from time to time, the “Merger Agreement”), with The KeyW Holding Corporation, a Maryland corporation (“KeyW”), and Atom Acquisition Sub, Inc., a Maryland corporation and a wholly-owned indirect subsidiary of Jacobs (“Merger Sub”). Pursuant to the Merger Agreement, on May 13, 2019, Merger Sub commenced a tender offer to acquire all of the outstanding shares of KeyW common stock, par value $0.001 per share (the “Shares”), at a purchase price of $11.25 per Share, net to the seller in cash, without any interest thereon (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of May 13, 2019 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, and other related materials, as each may be amended or supplemented from time to time, constitute the “Offer”), filed as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Tender Offer Statement on Schedule TO filed by Jacobs and Merger Sub with the SEC on May 13, 2019 (as amended or supplemented from time to time).

On June 12, 2019, pursuant to the terms of the Merger Agreement and in accordance with Section 3-106.1 of the General Corporation Law of the State of Maryland, Merger Sub merged with and into KeyW (the “Merger”) with KeyW continuing as the surviving company. Upon completion of the Merger, KeyW became a wholly-owned indirect subsidiary of Jacobs. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares owned by (i) KeyW or (ii) Jacobs, Merger Sub or any of their respective wholly-owned subsidiaries, which Shares were automatically cancelled, for no consideration, retired and have ceased to exist) was automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price, and less any applicable withholding taxes.

Item 1.01          Entry into a Material Definitive Agreement

On June 12, 2019, in connection with the completion of the Merger, KeyW and Wilmington Trust, National Association (the “Trustee”) entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Indenture, dated as of July 21, 2014 (the “Base Indenture”), between KeyW and the Trustee, and supplemented by the First Supplemental Indenture, dated as of July 21, 2014, between KeyW and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), relating to KeyW’s 2.50% Convertible Senior Notes due 2019 (the “Notes”). The Notes mature on July 15, 2019.

The Second Supplemental Indenture reflects that, from and after the Effective Time, the right of the holders of the Notes to convert each $1,000 principal amount of the Notes shall be changed to a right to convert such principal amount of Notes into cash in an amount initially equal to (x) the Conversion Rate (as defined in the First Supplemental Indenture) in effect immediately prior to the Merger (including any adjustment pursuant to Section 14.03 of the First Supplemental Indenture), multiplied by (y) the Merger Consideration (as defined in the Second Supplemental Indenture), resulting in the right to convert $1,000 principal amount of Notes into $758.35 in cash.

The foregoing description of the Second Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Second Supplemental Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.04          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The consummation of the Merger constitutes a Fundamental Change, as defined in the Indenture. The effective date of the Fundamental Change is June 12, 2019 (the “Note Effective Date”), the date of the consummation of the Merger. As a result of the Fundamental Change, each holder of the Notes will have the right to require KeyW to repurchase its Notes, pursuant to the terms and procedures set forth in the Indenture, for a cash purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, as defined in the Indenture. The Notes will mature on July 15, 2019, which will be prior to the Fundamental Change Repurchase Date.

Item 8.01          Other Events

On June 12, 2019, Jacobs issued a press release announcing the consummation of the Merger. The press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed as part of this current report:

Exhibit Number	Description
4.1	Second Supplemental Indenture, dated as of June 12, 2019, by and between The KeyW Holding Corporation and Wilmington Trust, National Association, as trustee.
99.1
Agreement and Plan of Merger, dated as of April 21, 2019, by and among The KeyW Holding Corporation, Jacobs Engineering Group Inc., and Atom Acquisition Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Jacobs Engineering Group Inc. with the Securities and Exchange Commission on April 22, 2019).

99.2	Press Release of Jacobs Engineering Group Inc., dated June 12, 2019.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.
(Registrant)

/s/ Kevin Berryman
DATE: June 12, 2019	Kevin Berryman
Chief Financial Officer